Exhibit (a)(2)

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class
Holder Account Number

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This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.   Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.   If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.   This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.   If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

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5.   The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors and as indicated in the management information circular of Sprott Resource Lending Corp. (the “Company”) dated May 24, 2013 (the ”Circular”).

6.   The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.   This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 10:00 AM (Toronto Time) on June 21, 2013, or not later than 48 hours (other than a Saturday, Sunday or holiday)

immediately preceding the date of the Meeting as it may be adjourned or postponed from time to time.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com
1-866-732-VOTE (8683) Toll Free	• Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

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Appointment of Proxyholder

I/We, being holder(s) of Sprott Resource Lending Corp. hereby appoint: Narinder Nagra, or failing this person, Jim Grosdanis,	OR	Print the name of the person you are appointing if this person is someone other than the Management proxyholder nominees.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder(s) in accordance with the following direction (or if no directions have been given, FOR the proposed resolutions) and all other matters that may properly come before the Annual and Special Meeting of shareholders of the Company to be held at the Toronto Board of Trade, Suite 350, 77 Adelaide Street West, Toronto, ON on June 25, 2013 at 10:00 AM (Toronto Time) and at any adjournment(s)or postponement(s) thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY	HIGHLIGHTED TEXT	OVER THE BOXES.

For	Against

1. Approval of Arrangement with Sprott Inc.

To consider, pursuant to an interim order of the Ontario Superior Court of Justice (Commercial List) dated May 24, 2013, as same may be amended, and, if deemed advisable to pass, with or without variation, a special resolution (the “Arrangement Resolution”) to approve an arrangement, pursuant to section 192 of the Canada Business Corporations Act, as amended, involving the Company and Sprott Inc., all as more particularly described in the accompanying Circular. The full text of the Arrangement Resolution is set forth in Appendix B to the Circular.

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2. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. A. Murray Sinclair	☐	☐	02. Peter F. Grosskopf	☐	☐	03. W. David Black	☐	☐

04. Brian E. Bayley	☐	☐	05. Donald D. Copeland	☐	☐	06. Paul Dimitriadis	☐	☐

07. W. Murray John	☐	☐	08. Dale C. Peniuk	☐	☐	09. Stewart J.L. Robertson	☐	☐
							For	Against
3. To Re-Appoint Auditor To re-appoint PricewaterhouseCoopers LLP as the auditor of the Company and authorize the Board of Directors to fix the auditor’s remuneration.							☐	☐

4. Stock Option Plan

To approve the Company’s Stock Option Plan, substantially in the form attached to the Circular as Appendix K and authorizing and approving the available and unallocated options thereunder for grant until June 25, 2016.

							☐	☐

5. Other Business To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.							☐	☐
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	Signature(s)	Date
Authorized Signature(s) – This section must be completed for your instructions to be executed.
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors.		DD / MM / YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐	Annual Financial Statements – Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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